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                             EMPLOYMENT AGREEMENT



                  AGREEMENT made as of October 14, 1997 (the "Effective Date") (this "Agreement"), between MARQUEE MUSIC, INC., a Delaware corporation (the "Employer"), and THE MARQUEE GROUP, INC., a Delaware corporation (the "Parent") and the owner of all the outstanding capital stock of the Employer, and DENNIS ARFA (the "Executive").

                  WHEREAS, the Executive is desirous of serving the Employer on the terms and conditions herein provided;

                  NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Employer, the Parent and the Executive agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Agreement, the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer on the terms hereinafter set forth.

         2. Term. The term of the Executive's employment hereunder shall commence on the date first set forth above (the "Effective Date") and continue until the fifth anniversary of October 1, 1997, and shall terminate at the close of business on such date (the "Termination Date") unless terminated earlier in accordance with the provisions of this Agreement (such period of employment shall be hereinafter referred to as the "Term").

         3.       Executive's Position, Duties and Authority.

                  3.1 Position. The Employer shall employ the Executive, and the Executive shall serve, as the Chairman, President and Chief Executive Officer of the Employer and of any


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successor to the Employer by merger, acquisition of all or substantially all of the assets of the Employer or otherwise. The Executive shall also serve as a member of the Board of Directors of the Employer at no additional remuneration.

                  3.2 Description. The Executive shall: (i) be responsible for procuring new clients for the Employer who seek representation in the booking of stage performances and for the negotiation and booking of musical concerts and stage performances for the Employer's clients; (ii) subject to the ultimate authority of the Board of Directors of the Parent, be responsible for, and have full authority and control for, all operations of the Employer including, without limitation, the full power and authority to act for and bind the Employer in the normal and ordinary course of business; (iii) have the exclusive authority to appoint or remove, any employee of the Employer, fill any vacancy in any office, establish compensation for each employee (provided that compensation of any employee in excess of $100,000 per annum shall require the approval of Employer's Board of Directors) and establish, alter or amend the duties of any employee of the Employer; (iv) full power and authority to make expenditures on behalf of the Employer in accordance with the Employer's annual budget; and (v) subject to the Employer's annual budget, the exclusive authority to draw upon the Credit Line (as defined below). The Executive shall, at all times, be the highest ranking officer of the Employer and a member of the Board of Directors of the Employer. The Executive shall report solely to the Chief Executive Officer of the Parent and the Board of the Directors of the Parent; provided, however, that such reporting obligation shall not diminish or reduce the Executive's authority hereunder.

         4.       Full-Time Services.

                  4.1 General. The Executive shall devote substantially all of his business time, labor, skill and energy to conducting the business and affairs of the Employer and to satisfying the duties and responsibilities referred to in Section 3.2 of this Agreement. Notwithstanding the foregoing, the Executive shall have the right to devote a portion of his business time to personal investments and commitments not related to the business of the Employer or the Parent; provided, that the time


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devoted thereto shall not interfere in any material respect with the performance of the Executive's services hereunder. In addition, except as provided in Section 14, the Executive may serve on boards of directors of not-for-profit organizations and companies which do not compete with the business of the Employer or the Parent, and, with the consent of the Parent, on boards of directors of any other organizations or companies; provided, that the service on any such boards of directors shall not interfere in any material respect with the performance of the Executive's services hereunder.

                  4.2 Opportunities; Investments. The Executive covenants and agrees that, during the Term, he shall inform the Employer of each business opportunity related to the business of the Employer and any of the Employer's subsidiaries, the Parent or any of the Parent's subsidiaries in each case of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, that competes with any material business of the Employer or any of the Employer's subsidiaries, the Parent or any of the Parent's subsidiaries; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as a passive investor, up to 10% of any securities or other interests in any partnership, trust, corporation or other entity; provided that, the Executive may not acquire any interest in any entity that derives revenues from the business of booking concerts unless such revenues are not material in relation to the other revenues of such entity with the exception of up to 2% interest in any entity having a class of securities which are publicly traded on a national or regional securities exchange.

         5. Location of Employment. Unless the Executive consents otherwise in writing, the headquarters for performance of his services hereunder, shall be at a suitable office facility within New York City.

         6.       Base Salary/Bonus.

                  6.1 Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive a base salary at the annual rate of not less than $200,000 (the "Base Salary"),


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payable in accordance with the Employer's normal payroll practices. The Base
Salary will be increased annually on the anniversary of the date of this Agreement by the greater of 5% per annum or a percentage equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers, for all items in the New York, New York Consolidated Statistical Area, as promulgated by the Department of Labor, Bureau of Statistics (the "CPI"), for the immediately preceding twelve-month period. In addition, the Executive's Base Salary shall be subject to review by the Board at least once per calendar year during the Term and shall be increased by such amounts as the Board shall determine in its discretion. Any such higher annual rate shall thereafter be deemed to be the Base Salary for all purposes of this Agreement. The Base Salary shall be payable in equal installments in accordance with the Employer's regular payroll practices during the Term for senior executives (but in no event less than monthly).

                  6.2 Discretionary Bonus. The Executive shall be entitled to receive an annual incentive cash bonus (the "Discretionary Bonus") during the continuance of the Executive's employment hereunder at the sole discretion of the Board of Directors of the Parent based upon criteria to be established by the Board of Directors of the Parent, which criteria shall include, but shall not be limited to, the performance of the Executive and business opportunities and ideas introduced to the Parent and its subsidiaries and affiliates by the Executive. The Discretionary Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each fiscal year of the Employer.

                  6.3 Income Bonus. (a) The Executive shall be entitled to receive an annual incentive cash bonus (the "Income Bonus") during each Fiscal Year (as hereinafter defined) during the Term equal to 10% of the first $1,500,000 of Operating Income (as defined below) of the Employer for such fiscal year and 15% of the Employer's Operating Income in excess $1,500,000 and up to $2,000,000 for such fiscal year. Notwithstanding the foregoing, if the Employer's Operating Income is in excess of $2,000,000 during any Fiscal Year during the Term, the Income Bonus shall be equal to 15% of the Employer's Operating Income for such Fiscal Year. The Income Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following


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the end of each Fiscal Year of the Employer during the Term.

                  (b) As used herein, the following terms shall have the following respective meanings:

                           (i) "Operating Income" shall, as to any period,
mean the result of (A) the sum of the revenues of Employer derived during such period derived from those clients or business opportunities of Employer as of the date hereof, and from clients or business opportunities who are introduced to Employer by Executive or by agents employed by Employer in the ordinary course of business (which shall include Adam Kornfeld) with the exception of Acquisition Clients (as hereinafter defined) plus fifty percent (50%) of revenues of Employer from all clients or business opportunities introduced to Employer by Parent or an Affiliate of Parent (other than Employer) with the exception of Acquisition Clients plus ten percent (10%) of revenues of Employer from Acquisition Clients less (B) the sum of Employer's direct operating expenses, plus Employer's Allocable Share of the Parent's corporate overhead expenses; provided, however, that the calculation of Operating Income shall be made without deduction for: (i) Federal, state and local income taxes; (ii) the cost and expense and amortization expense relating to the transactions contemplated by the Purchase Agreement (as hereinafter defined) and 90% of the cost and expense of any other Acquisition (as hereinafter defined), including without limitation, depreciation and amortization expense relating to any of the foregoing transactions; (iii) extraordinary depreciation and amortization expense; (iv) any advances, signing bonuses, salaries, benefits and other compensation paid to agents other than Executive and Kornfeld who become employees of the Employer except to the extent that revenues generated by such agents are included in Operating Income, in which case any such advances, signing bonuses, salaries, benefits and other compensation will be included on a proportionate basis based on the ratio of the revenues of such agents included in Operating Income to all revenues generated by such agents; (v) any bonuses paid to Executive (including, without limitation, the Income Bonus and Operating Bonus), and provided, further, that any allocation of general corporate overhead expense to Employer from Parent shall be at the more favorable of an allocation determined by the Chief Executive Officer of Employer or a percentage of such general corporate overhead expenses based

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on the ratio of Employer's revenues to all revenues of Parent on a consolidated basis. Notwithstanding anything contained herein to the contrary, if the Effective Date shall be a date later than October 1, 1997, the Operating Income for the Fiscal Year ending September 30, 1998 shall be for all purposes of this Agreement, deemed to be the actual Operating Income for such period multiplied by the ratio of 12 months to the actual number of calendar months occurring in such Fiscal Year.

                           (ii) "Allocable Share" shall mean the ratio,
expressed as a percentage, of the revenues of Employer included in the calculation of Operating Income to all revenues of the Parent.

                           (iii) "Acquisition" shall mean any acquisition by
Employer of the equity interests or assets of a person, corporation or business entity, or similar transaction (i.e. long term employment agreements).

                           (iv) "Acquisition Clients" shall mean the clients
of any agent or agency as of the date of the acquisition of such agent or agency by means of a transaction in which Employer made payments (which are not intended to be a salary whether or not so characterized) of cash in excess of $300,000 or payments of stock of the Parent (which stock shall not be subject to vesting) having a Market Value in excess of $300,000 or any combination thereof in excess of $300,000 in the aggregate; and any clients introduced to Employer by an agent or agency after the consummation of an Acquisition shall not be Acquisition Clients for all purposes of this Agreement and shall not be deemed to have been introduced to Employer by agents employed by Employer in the ordinary course of business.

                           (v) "Market Value" shall mean the value of the
stock of Parent of Employer determined by the official average closing price per share of said stock for the twenty (20) trading days immediately preceding the date of determination in the market in which it is publicly traded.


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                           (vi) "Fiscal Year" shall mean each consecutive
twelve month period commencing October 1st and ending September 30th, commencing with the Fiscal Year beginning October 1, 1997 (it being understood that the Fiscal Year ending September 30, 1998 may commence after October 1,
1997).

                           (vii) "Purchase Agreement" shall mean the Asset
Purchase Agreement dated as of July 21, 1997 among Employer, Parent, Executive and QBQ Entertainment, Inc. ("QBQ").

                  6.4 Cash Flow Bonus. The Executive shall be entitled to receive an annual incentive cash bonus (the "Cash Flow Bonus") during each Fiscal Year during the Term equal to $50,000 if the Employer's Operating Income for such Fiscal Year equals or exceeds $1,000,000. Notwithstanding the foregoing, if the Employer's Operating Income is less than $1,000,000 during any Fiscal Year during the Term, but at the end of any future Fiscal Year end during the Term the average of the Employer's Operating Income during each Fiscal Year of the Term is in excess of $1,000,000 per Fiscal Year, the Executive shall be entitled to receive any Cash Flow Bonus not previously paid with respect to any prior Fiscal Year, because of Operating Income shortfalls in a previous year. The Cash Flow Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each Fiscal Year during the Term.

                  6.5 Options. During the Term, the Executive shall be granted options to purchase shares of the Parent's Class A Common Stock at the rate of 5,000 options per $100,000 of Income Bonus earned by the Executive during any Fiscal Year of the Term. Each such option shall have terms not less favorable to the Executive then the following: an exercise price equal to the Market Value per share on the date of the grant, they shall be exercisable for ten years, and shall vest in two equal installments on each anniversary of the date of grant (provided, that each such option shall vest in full in the event that Executive's employment shall be terminated by reason of death, Total Disability (as defined below), or a termination by Executive for Good Reason (as defined below) or an Acceleration Event (as defined in the Purchase Agreement), and shall be not less favorable than


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as set forth in the form of Option Agreement attached hereto as Exhibit 6.5.

                  6.6 Calculation of Bonuses. (a) Employer shall deliver to Executive, within sixty (60) days after the end of each Fiscal Year, a written calculation (the "Annual Statement"), in reasonable detail, of the Operating Income, Cash Flow Bonus, Income Bonus and stock options issuable with respect to such Fiscal Year, which Annual Statement shall include a profit and loss statement, statement of cash flow and a balance sheet, and shall be certified by the Chief Financial Officer of Employer as being accurate. Except as otherwise required pursuant to this Agreement, the calculation of Operating Income to be made hereunder shall be determined in accordance with generally accepted accounting principles consistently applied, shall be in accordance with the books and records of Employer and shall be consistent with the audited financial statements of Employer.

                  (b) In the event that Executive shall dispute the calculation of the Operating Income, Income Bonus, Cash Flow Bonus or stock options issuable with respect to Income Bonus for any Fiscal Year, Executive shall notify Employer in writing no later than sixty (60) days after receipt of the Annual Statement. In the event of such dispute such calculation shall be submitted to a Big Six Firm mutually agreed upon by Employer and Executive for review and recalculation (or, if the Employer and the Executive cannot agree on such Big-Six Firm within twenty (20) days after such written notification has been delivered to the Employer, Employer and Executive shall within twenty (20) days thereafter each select a Big-Six Firm and such two Big-Six Firms shall select a third Big-Six Firm, and such dispute shall be submitted to such third Big-Six Firm as aforesaid for review and recalculation or, if such third Big-Six Firm shall not for any reason have been designated within such twenty (20) day period, then a Big-Six Firm (which shall in any event not be a Big Six Firm regularly employed by the Employer) shall be designated as promptly as is practicable by the American Arbitration Association in accordance with its rules then obtaining and such dispute shall be submitted to such Big-Six Firm so designated for review and recalculation). The Big-Six Firm(s) ultimately undertaking such review and recalculation is hereinafter sometimes hereinafter referred to as the "Accountants" and the determination of the


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Accountants as to the amount of Operating Income, Income Bonus, Cash Flow
Bonus an/or stock options issuable shall be final and binding upon the parties. Any such review and recalculation shall be made in accordance with the definition of Operating Income and other guidelines contained in this Agreement. The fees, costs and expenses of such review and recalculation shall be borne by Executive unless the Operating Income (or bonus compensation) calculated by the Accountants shall exceed the Operating Income (or bonus compensation) set forth in the Annual Statement by more than seven and one-half percent (7.5%) in which case such fees, costs and expenses shall be borne by Employer. Employer agrees to cooperate with the Accountants and to provide all such information as is reasonably necessary to the Accountants in the performance of their review and recalculation.

                  6.7 Withholding. The Employer shall, in accordance with applicable law, withhold from the Base Salary and all other cash amounts payable by the Employer under the provisions of this Agreement to the Executive, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive, all social security taxes, all Federal, state and municipal taxes and all other charges and deductions which now or hereafter are required by law to be charges on the compensation of the Executive or charges on cash benefits payable by the Employer hereunder to his estate, legal representatives or other beneficiary.

         7.       Loan.

                  7.1 Loan. Upon the full execution and delivery of this agreement, the Parent shall make a non-recourse loan to the Executive in the amount of $1,500,000 (the "Loan") evidenced by a Promissory Note in the form attached hereto as Exhibit A (the "Note"). The Loan shall accrue interest at the rate of 7% per annum and will mature on the fifth anniversary of the date hereof (but shall be prepayable) with quarterly interest only payments. The Loan shall be secured by a pledge of 100% of the shares of the "Consideration Stock" issued pursuant to Purchase Agreement. At the Executive's option, interest payments may be accrued but not paid provided that at the time that such payment is due, the value of the Consideration Stock pledged to the Employer is such that it shall


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represent not less than 125% of the unpaid balance of the Loan including accrued and unpaid interest thereon. The value of the Stock shall be determined by the Market Value (as defined in the Note) of such stock.

         8.       Expenses and Vacation.

                  8.1 The Employer shall reimburse the Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Employer's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his duties hereunder and in accordance with the Employer's policies and procedures. Without limiting the generality of the foregoing, it is understood and agreed that Executive shall be entitled to first class travel and accommodations.

                  8.2 The Employer hereby agrees that, during the Term, it shall have available a working capital line of credit, either from the Parent or an outside source, of not less than $1,500,000 (the "Credit Line").

                  8.3 Executive shall be entitled to vacation with pay during the Term in accordance with the Employer's vacation policy in effect from time to time; provided, however, that the Executive shall be entitled to paid vacation time at the rate of not less than four weeks per calendar year during the Term.

         9. Benefits. During the Term, the Executive shall be entitled to participate in any pension or profit-sharing plan or program of the Parent now existing or established hereafter, on terms no less favorable than those made available to the other senior executives of the Parent. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Parent now existing or established hereafter, on terms no less favorable than those made available to the other senior executives of the


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Parent. Employer shall, at all times during the Term, pay Executive an automobile allowance of $900 per month within ten (10) days of the commencement of each month.

         10. Insurance. The Executive agrees to submit himself, upon request of the Parent and within a reasonable period of time from such request for physical examination by any physician designated by the Parent's Board as required or advisable in connection with the obtaining of any key man insurance policy or similar coverage which the Parent may wish to obtain. The Executive knows of no reason why he is not insurable at commercially reasonable rates for a person of his age.

         11. Indemnification. The Employer shall indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware, and the Executive shall be entitled to the protection of such insurance policies which the Employer hereby agrees to maintain for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Employer or the Parent (or any subsidiary or affiliate thereof), or because of actions taken purportedly on behalf of the Employer or the Parent (or any subsidiary or affiliate thereof) after the Effective Date. The Employer shall, upon request by the Executive, promptly advance or pay any amount for costs, charges or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to a later determination as to the Executive's ultimate right to receive such payment. This Section 11 shall survive any termination of the Term of this Agreement.

         12. Confidential Information. All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the Employer and/or its clients or customers (which shall contain confidential and proprietary information) shall be and remain the property of the Employer, and to the extent available shall be delivered by the Executive to the Employer as required by the Board and, in any event, upon the expiration or earlier termination of the Executive's employment by the Employer.


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         13.      Termination.

                  13.1.1 Notwithstanding the provisions of Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Chief Executive Officer of the Parent only upon the happening of any of the following events (and for no other reason):

                           (i) Upon the death of the Executive;

                           (ii) Upon the Total Disability of the Executive
(defined as the inability of the Executive to perform his duties on account of illness or other incapacity for 6 consecutive months in any period of 12 consecutive months);

                           (iii) For Cause, which shall be defined as:

                                 (a) Executive is convicted of a felony or the
Executive commits any act of embezzlement against the Employer;

                                 (b) a final non-appealable determination by a
court of competent jurisdiction that the Executive has made a fraudulent material misrepresentation in the Purchase Agreement; or

                                 (c) upon the occurrence of any willful
material breach of any material covenant of the Executive contained in this Agreement, or in the event of willful malfeasance, gross negligence, or gross or willful misconduct in the performance of his duties hereunder in each case having a material adverse effect on the business of the Employer, which is not cured within 30 days after written notice is given to the Executive specifying such material breach, gross negligence, willful malfeasance or gross or willful misconduct.

                  13.1.2 Notwithstanding the provisions of Section 1 and 2 hereof, this Agreement may be terminated by Executive with Good Reason (as hereinafter defined) prior to the expiration of the Term upon written notice to the Employer.  As used herein:

                           (a) "Good Reason" shall mean a breach of a material
obligation of Employer or Parent of this Agreement, the Purchase Agreement or any of the other Transaction Agreements (as such term is defined in the Purchase Agreement) which (if curable) is not cured within thirty (30)


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days after receipt of written notice from Executive. Such a breach described in this Section 13.1.2 shall include any of the following events: (i) the removal of Executive from his position as Chairman, President and/or Chief Executive Officer of Employer (other than a termination of Executive's employment for Cause); (ii) Executive shall not be elected as a director of Employer; (iii) Executive shall have been required to report to anyone other than as provided in Section 3.2 of this Agreement; (iv) a material decrease in Executive's responsibilities or authority as provided under this Agreement without his consent; (v) a Change in Control; (vi) a reduction in Executive's Base Salary without his consent or the failure of the Employer to pay to Executive without his consent any amounts owed to Executive pursuant to this Agreement within ten (10) days of the date such payment was due to Executive;
(vii) if the Employer shall require Executive's principal place of employment to be located other than as provided in Section 5; (viii) the failure of the Parent and Employer to provide and maintain the Credit Line of $1,500,000.

                           (b) "Change of Control" shall mean (i) the
acquisition of all or substantially all of the assets of Employer or the Parent (whether by means of a merger, consolidation, sale of stock, sale of assets or otherwise) other than by an affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the Employer or Parent,
(ii) the acquisition by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) not currently a holder of more than 5% of Employer's or Parent's capital stock entitled to vote for the election of directors of such number of additional shares of capital stock (whether in one transaction or in a series of transactions), which results in such party (or such group) owning 50% or more of such stock other than by an affiliate of the Employer or Parent, or (iii) any merger, combination, consolidation or similar transaction involving Parent following which the holders of the capital stock of Employer or Parent immediately prior to such transaction will not own more than 50% of Employer's or Parent's capital stock entitled to vote for directors of the resulting entity other than by a merger, combination, consolidation or similar transaction by an affiliate of the Employer or Parent (provided, that an affiliate of Employer or Parent shall not include any person or group which becomes an affiliate solely by virtue of its acquisition of 10% or more of the capital stock of the Parent), or (iv) the Parent's Board of Directors ceasing to consist of the Continuing Directors (as


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hereinafter defined).

                           (c) "Continuing Directors" shall mean all of the
directors of Parent as of the Effective Date and all subsequent directors of Parent who were nominated or otherwise approved by a majority of the directors who were directors on the Effective Date or were nominated or approved in accordance with this definition.

         13.2     Consequences of Termination of this Agreement.

                  13.2.1 In the event that this Agreement is terminated in accordance with Sections 13.1.1 (i) or (ii) above, the Executive, his estate, legal representatives or designee shall be entitled to receive from Employer, in full satisfaction of all obligations due to the Executive from the Employer hereunder, all accrued but unpaid Base Salary and any unpaid Bonus in respect of a Fiscal Year ended prior to the Executive's death and a lump sum amount equal to 12 months Base Salary and upon payment of said sum the Employer shall have no further obligations or liabilities to the Executive hereunder. Notwithstanding the foregoing, the Employer shall be entitled to offset against any amounts due the Executive pursuant to this Section, any amounts then outstanding under the Loan.

                  13.2.2 In the event that this Agreement is terminated in accordance with Section 13.1(iii) above, the Executive shall be entitled to receive from Employer, in full satisfaction of all obligations due to the Executive from the Employer hereunder, all accrued but unpaid Base Salary and any unpaid Bonus if any, in respect of a Fiscal Year ended prior to the Executives's termination and upon payment of said sum the Employer shall have no further obligations or liabilities to the Executive hereunder. Notwithstanding the foregoing, the Employer shall be entitled to off-set against any amounts due the executive pursuant to this Section, any amounts then outstanding under the Loan.




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                  13.2.3 If Executive shall terminate his employment during
the Term for Good Reason, he shall be paid (or be issued or be entitled to, as applicable) the following by or from the Employer: (a) all accrued and unpaid Base Salary and any unpaid Income Bonus or Cash Flow Bonus in respect of a Fiscal Year ended prior to such termination; (b) a lump sum amount equal to the Base Salary payable for the lesser of twenty-four (24) months or the remainder of the Term (assuming for such purpose that the Term ended on October 1, 2002), provided, however, that such amount shall in no event be less than the Base Salary for one (1) full calendar year; (c) an additional lump sum amount equal to the amount of the Income Bonus and the Cash Flow Bonus paid or payable with respect to the full Fiscal Year in which such termination shall occur (which amount shall be calculated using the greater of the Income Bonus and Cash Flow Bonus, as applicable, for the last two full Fiscal Years ended prior to such termination); (d) the Additional Stock (as defined in the Purchase Agreement), which shall be released from the Escrow Account (as defined in the Purchase Agreement); and (e) the Seller (as defined in the Purchase Agreement) shall have the right to exercise the put rights pursuant to Sections 18.1.1 and 18.2.1 of the Purchase Agreement for thirty
(30) days after such termination. If the Income Bonus or Cash Flow Bonus actually calculated with respect to the full Fiscal Year in which such termination occurs shall be greater than the amount paid to Executive pursuant to Section 13.2.3 (c), then the Company shall pay the difference to the Executive. Notwithstanding the foregoing, the Employer shall be entitled to off-set against any amounts due the Executive pursuant to this Section, any amounts then outstanding under the Loan.

                  13.2.4 Upon any termination of the Term the Employer shall be obligated to the Executive as follows: (a) Executive will be entitled to receive any benefits then vested, and to make all elections and receive all rights, under all employee benefit, pension, profit sharing, insurance and other plans in which Executive participated in accordance with the provisions of the plan concerned; (b) Executive will be entitled to the payment of all reimbursable business expenses that have not been reimbursed, at the time of such termination; and (c) Employer shall pay any monies owing to Executive hereunder not later than ten (10) business days following such termination; provided, however, that the payment of any monies accrued under any benefit plan shall be subject to the terms of the applicable plan and any elections Executive has made; and provided, further, that, in the event


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any of the aforesaid unreimbursed business expenses cannot be computed and paid at such date of termination, such monies shall be paid as soon thereafter as reasonably practical. Anything contained herein to the contrary notwithstanding, the obligations of the Employer (and Parent) to make payments to Executive pursuant to this Agreement shall survive any termination of the Term or this Agreement. Notwithstanding the foregoing, the Employer shall be entitled to off-set against any amounts due the executive pursuant to this Section, any amounts then outstanding under the Loan.

                  13.2.5 Anything contained herein to the contrary notwithstanding, if Executive's employment is terminated for any reason, Executive shall in no event be required to seek any other employment or take any other action by way of mitigation or otherwise with respect to the amounts payable to Executive under this Agreement, or to pay any amounts to the Employer (or Parent) that Executive may receive from any other employment or otherwise at any time after the termination of Executive's employment (nor shall any such amounts be applied to reduce any payment which Executive are entitled to receive from the Employer or Parent), or to account to the Employer (or Parent) for any such amounts.

         14.      Noncompetition.

                  14.1 By Executive During Term. Subject to Section 4.2 above, during the period of Executive's employment hereunder, the Executive will not, without the prior written approval of the Board, become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity that competes with any business of the Employer, any subsidiary of the Employer, the Parent or any subsidiary of the Parent, whether now or hereafter conducted.

                  14.2 By Executive After Term. Subject to Section 4.2 above, for a period of one year following the termination of the Executive's employment hereunder prior to the Termination Date by the Employer pursuant to
Section 13.1.1(iii) or by the Executive on his own initiative other than for Good Reason, the Executive will not become employed by, or become an officer, director or


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general partner of, any partnership, corporation or other entity that competes with the Booking Business (as defined in the Purchase Agreement) of Employer on the date of such termination nor will he render any services to any other person or business, or acquire any interest of any type in any other business, that competes with the Booking Business of Employer on the date of such termination. This Section 14.2 shall not apply if the Executive's employment hereunder shall terminate for any reason other than as specified in the immediately preceding sentence, including, without limitation, by reason of the passage of time.

                  14.3 Liquidated Damages. If Executive shall breach Section 14.2, Employer and Parent shall suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. Therefore, because of the expense and delay which would be incurred in such event by Employer and Parent, Executive shall pay to Employer and Parent an aggregate amount of Five Hundred Thousand Dollars ($500,000), which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damage amount represents Executive's and Employer's and Parent's reasonable estimate of actual damages and does not constitute a penalty. Recovery of these liquidated damages shall be the sole and exclusive remedy of Employer and Parent against Executive, contractual or otherwise (and whether at law, equity or otherwise) for a material breach of Section 14.2 and shall be applicable regardless of the actual amount of damages sustained.

         15. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the fifth business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.


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                  (a)      If to the Employer or the Parent:

                                    The Marquee Group, Inc.
                                    888 7th Avenue, 16th Floor
                                    New York, NY 10019
                                    Attn: Robert Gutkowski


                           Copy to:

                                    The Sillerman Companies
                                    150 East 58th Street, 19th Floor
                                    New York, NY 10155
                                    Attn: Kraig G. Fox

                  (b)      If to the Executive:

                                    QBQ Entertainment, Inc.
                                    341 Madison Avenue
                                    New York, NY 10017
                                    Attn: Dennis Arfa

                           Copy to:

                                    Grubman Indursky & Schindler, P.C.
                                    152 West 57 Street
                                    New York, NY 10019
                                    Attn: Jess H. Drabkin


         16.      General.

                  16.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

                  16.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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                  16.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, except as specifically provided herein. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof.

                  16.4 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive or the Employer or Parent, except that the Executive may designate pursuant to Section 16.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Employer or the Parent, as the case may be, but only in the event a merger, consolidation or acquisition of all or substantially all of the Employer's or the Parent's assets or business, as fully as if such successor were a signatory hereto, and the Employer or the Parent, as the case may be, shall cause such successor to, and such successor shall, expressly assume the Employer's or the Parent's, as the case may be, obligations hereunder. The terms "Employer" and "Parent" as used in this Agreement shall include all such successors.

                  16.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board and the Parent's Board, and the consent in writing of the Executive, the Employer and the Parent. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.


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                  16.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and any applicable insurance company) to such effect.

                  16.7 Further Assurances. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

                  16.8 Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

                  16.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

                  16.10 Survival of Certain Provisions. The provisions of
Section 11, 12, 13, 14 and this Section 16 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

         16.11 Joint and Several Liability. Employer and Parent shall be jointly and severally liable for all obligations and liabilities of Employer hereunder.



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         16.12 During the Term, the Executive shall have the right to use the name "QBQ Entertainment" in the conduct of the business of the Employer, such use to be consistent with the usual and customary use of a name of a company including stationery, business cards and telephone answering.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       MARQUEE MUSIC, INC.



                                       By: /s/ Rober M. Gutkowski
                                           ----------------------------
                                           Name:
                                           Title:

                                       THE MARQUEE GROUP, INC.



                                       By: /s/ Rober M. Gutkowski
                                           ----------------------------
                                           Name:
                                           Title:



                                          /s/ Dennis Arfa
                                       -------------------------------
                                          Dennis Arfa


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